Exhibit 99.1

Bellicum Reports First Quarter 2022 Financial Results and Provides Operational Update
HOUSTON, May 12, 2022 --- Bellicum Pharmaceuticals, Inc. (Nasdaq: BLCM), a leader in developing novel, controllable cellular immunotherapies for cancers, today reported financial results for the first quarter 2022 and provided an operational update.

“I am pleased with the growing momentum in patient recruitment and enrollment after recent COVID-19-related delays at our sites,” said Rick Fair, President and Chief Executive Officer. “We remain on track to report results from our ongoing BPX-601 and BPX-603 trials early next year. I appreciate our team’s and investigators’ hard work and commitment to execute to plan in 2022."
Program Highlights and Current Updates

BPX-601 GoCAR-T®
•Enrollment in the Phase 1/2 dose escalation clinical trial in patients with previously treated metastatic castration-resistant prostate cancer (mCRPC) is ongoing. The company expects to present a data update on BPX-601 in the first quarter of 2023.

BPX-603 GoCAR-T
•Enrollment is ongoing in the Phase 1/2 clinical trial for BPX-603 in patients with solid tumors that express human epidermal growth factor 2 (HER2), including breast, endometrial, ovarian, gastric, and colorectal cancers. The company expects to present a data update on BPX-603 in the first half of 2023.

Financial Results for the First Quarter 2022

R&D Expenses: Research and development expenses were $4.5 million for the first quarter 2022, compared to $6.5 million for the first quarter 2021. The decrease in R&D expenses for the first quarter 2022 was primarily due to reduced expenses related to rivo-cel activities, a discontinued development program.

G&A Expenses: General and administrative expenses were $1.5 million in the first quarter 2022 compared to $2.0 million for the comparable period in 2021. The decrease in G&A expenses for the first quarter 2022 compared to the first quarter 2021 was primarily due to reduced share-based compensation expense.

Loss from Operations: Bellicum reported a loss from operations of $5.9 million for the first quarter 2022, compared to $8.9 for the comparable period in 2021.

Net Income/Loss: Bellicum reported a net loss of $7.6 million for the first quarter 2022, compared to a net loss of $11.3 million for the first quarter 2021. The results included a loss from the change in fair value of warrant derivative liabilities of $1.6 million for the first quarter of 2022, which was primarily driven by an increase in our stock price over the first quarter of 2022.

Exhibit 99.1

Shares Outstanding: As of May 9, 2022, Bellicum had 8,609,661 shares of common stock and 452,000 shares of preferred stock outstanding. Each share of preferred stock is convertible into 10 shares of common stock.

Cash Position and Guidance: Bellicum reported cash and cash equivalents and restricted cash totaling
$41.3 million as of March 31, 2022, compared to $47.7 million as of December 31, 2021.

About Bellicum Pharmaceuticals

Bellicum is a clinical stage biopharmaceutical company striving to deliver cures through controllable cell therapies. The company’s next-generation product candidates are differentiated by powerful cell signaling technologies designed to produce more effective CAR-T cell therapies. Bellicum’s GoCAR-T® product candidates, BPX-601 and BPX-603, are designed to be more efficacious CAR-T cell products capable of overriding key immune inhibitory mechanisms. More information about Bellicum can be found at www.bellicum.com or follow us on Twitter or LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Bellicum may, in some cases, use terms such as “continue,” “designed,” “expects,” “plans,” “intends,” “may,” “will” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding Bellicum’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the ability of the Bellicum team to successfully execute to plan in 2022; and the timing of data updates from Bellicum’s ongoing BPX-601 and BPX-603 clinical trials. Various factors may cause differences between Bellicum’s expectations and actual results, including, among others, the impact of the COVID-19 pandemic on Bellicum’s clinical trial sites and trial enrollment, other factors, such as safety issues, may impact Bellicum’s clinical progress, actual expenses incurred may be higher than anticipated, and trial results may be different than anticipated, as discussed in greater detail under the heading “Risk Factors” in Bellicum’s filings with the Securities and Exchange Commission, including without limitation Bellicum’s quarterly report on Form 10- Q for the three months ended March 31, 2022 and Bellicum’s annual report on Form 10-K the year ended December 31, 2021. Any forward-looking statements that Bellicum makes in this press release speak only as of the date of this press release. Bellicum assumes no obligation to update Bellicum’s forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Exhibit 99.1

BELLICUM PHARMACEUTICALS, INC.
Consolidated Balance Sheets
(unaudited; in thousands)

	March 31	December 31,
	2022	2021
Current Assets:
Cash and cash equivalents	$39,769	$46,156
Restricted cash	1,501	1,501
Accounts receivable, interest and other receivables	207	205
Prepaid expenses and other current assets	1,943	1,269

Other Assets:
Property and equipment, net	14	12
Total assets	$43,434	$49,143

Current Liabilities:
Accounts payable	$212	$90
Accrued expenses and other current liabilities	3,347	3,849
Warrant derivative liability	4,410	2,773

Preferred stock	18,036	18,036
Total stockholders' deficit	17,429	24,395
Total liabilities, preferred stock and stockholders' equity	$43,434	$49,143

Exhibit 99.1

BELLICUM PHARMACEUTICALS, INC.
Consolidated Statements of Operations
(unaudited; in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2022	2021
Operating Expenses:
Research and development	$4,486	$6,460
General and administrative	1,453	2,012
Total operating expenses	5,939	8,472
Loss on lease termination	—	464
Loss from operations	(5,939)	(8,936)

Interest income	14	10
Interest expense	—	(4)
Change in fair value of warrant and private placement option liability	(1,637)	(2,337)
Net loss	$(7,562)	$(11,267)
Net loss attributable to common shareholders	$(7,562)	$(11,267)

Net loss per common share attributable to common shareholders, basic and diluted	$(0.25)	$(1.12)

Weighted-average shares outstanding, basic and diluted	30,819,578	10,034,970

Source: Bellicum Pharmaceuticals

Investors:
Robert H. Uhl
Managing Director
ICR Westwicke
858-356-5932
Robert.uhl@westwicke.com

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